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EXHIBIT 99


FOR IMMEDIATE RELEASE
September 12, 2000

                    Contact:             BellSouth Corporation
                                         Jeff Battcher- 404-713-0274
                                         jeff.battcher@bellsouth.com
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                                         CP&L
                                         Aaron Perlut - 919-546-6189
                                         Aaron.perlut@cplc.com
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                                         Duke Energy
                                         Cathy Roche - 704-373-4860
                                         Csroche@duke-energy.com
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     BellSouth to acquire interest of BellSouth PCS partners in Carolinas

ATLANTA - BellSouth Corporation (NYSE: BLS) announced today that its BellSouth PCS subsidiary has agreed to acquire the 20% equity interest in BellSouth Carolina PCS held by DukeNet Communications, a subsidiary of Duke Energy Corporation, and the 10% equity interest held by Caronet, Inc., a subsidiary of CP&L Energy, Inc. The partnership provides PCS service in North Carolina and South Carolina and Northeast Georgia.


BellSouth anticipates that the acquisitions will be effected through a merger of the partnership into BellSouth PCS so that BellSouth PCS will own 100% of the partnership's properties. BellSouth currently owns 55.76% of the partnership, and, upon consummation of the merger, would acquire the Duke, CP&L Energy and the remaining partnership interests, which are held by 30 independent telephone companies and by Cook Inlet PCS, an Alaskan company. BellSouth will pay $20 million for each one percent ownership stake in the partnership, with the total equity purchase price for the 44.24% interest being approximately $885 million. The

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agreement will require the approval of the boards of BellSouth Corporation and
CP&L Energy, both of which are expected to consider the matter before the end of September, and certain other conditions.
"This accomplishes our goal of expanding our wireless base and ownership," said Mark Feidler, chief operating officer of the BellSouth SBC joint venture. "Our partners wanted liquidity and we wanted to continue to expand on the nationwide wireless joint venture of BellSouth and SBC. This is a win for everyone."

The partnership launched its PCS network in July 1996 in the Carolinas under the BellSouth Mobility DCS brand. Upon consummation of the merger, the PCS property will be included in the pending BellSouth SBC joint venture, which is under review by the Federal Communications Commission. The Department of Justice and the European Union have approved the venture.

DukeNet, the telecommunications arm of Duke Energy, originally invested $106 million for its 20% partnership interest. Following the sale of its interest DukeNet plans to focus exclusively on its core fiber optic business and exit the personal communications services arena. DukeNet is a "carrier's carrier," providing fiber optic digital network communications systems and services to national and regional wireless carriers, inter-exchange carriers, competing local exchange carriers, cable companies and Internet service providers.

"While DukeNets's partnership with BellSouth has been extremely beneficial and led our entrance into the telecommunications industry, we have built a substantial fiber optic communications business and that is our focus," said M.H. "Chip" Smith Jr., president of DukeNet Communications. "Our strategy moving forward is to enhance that 15,000-mile interconnected fiber network and through our local access networks enable our customers to expand their reach in the marketplace."

Upon the close of CP&L's Energy acquisition of Florida Progress later this year the fiber assets of Progress Telecom and CP&L Energy will be combined to create a powerful super-regional telecommunications infrastructure company with more than 106,000 fiber miles stretching along the East Coast from Washington, D.C. to Florida.

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"This transaction is a continuation of our focused strategy to unlock and maximize the value of our technology investments to our shareholders," said William Cavanaugh, chairman, president and CEO of CP&L Energy. "Wireless communications is not part of our core business. However, coupled with the previous divestiture of our majority interest in Interpath, we will now focus on our primary lines of business."

BellSouth is a $26 billion communications services company. It provides telecommunications, wireless communications, cable and digital TV, advertising and publishing, and Internet and data services to more than 40 million customers in 18 countries worldwide.

NOTE: For more information about BellSouth corporation, visit the BellSouth Web page at http://www.bellsouth.com.
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Duke Energy, a diversified multinational energy company, creates value for customers and shareholders through an integrated network of energy assets and expertise. Duke Energy manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses - generating revenues of nearly $22 billion in 1999. Duke Energy, headquartered in Charlotte, N.C. is a Fortune 100 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.
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Headquartered in Raleigh, N.C., CP&L Energy, through its subsidiary Carolina
Power & Light, provides electricity and energy services to 1.2 million customers in North Carolina and South Carolina and provides natural gas distribution and service, through its wholly owned subsidiary North Carolina Natural Gas (NCNG), to about 166,000 customers in eastern and southern North Carolina. The company owns and operates a system of 18 power plants in the Carolinas and Georgia.
CP&L Energy's non-regulated operations include Energy Ventures, which focuses on wholesale generation, and Strategic Resource Solutions (SRS), an integrated facility and energy management solutions company. Additional information on CP&L can be found at http://www.cplc.com.
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